Exhibit 99.1

15 March 2024

Flutter Entertainment plc (the “Company”)

Credit Agreement Amendment

On March 14, 2024, Flutter Entertainment plc (the “Company”) and certain of its subsidiaries entered into the First Incremental Assumption Agreement (the “Assumption Agreement”) to the Term Loan A, Term Loan B and Revolving Credit Facility Agreement dated as of November 24, 2023 (as amended, the “Credit Agreement”).

After giving effect to the Assumption Agreement, the aggregate principal amount of term B loans outstanding under the Credit Agreement will increase by $514.375 million (the “First Incremental Term B Loans”), which shall be fungible with the existing term B loans outstanding under the Credit Agreement. The First Incremental Term B Loans will:

(i)

refinance a corresponding amount of term B loans originally due to mature July 22, 2028 incurred by the Company pursuant to the Term Loan B Agreement dated as of July 29, 2022 with Deutsche Bank AG, New York Branch, acting as the original agent and security agent, and the lenders named therein,

(ii)	mature on November 30, 2030,

(iii)

bear interest, at the Borrower’s option, at a per annum rate equal to either (x) ABR (provided that in no event shall such ABR rate with respect to the First Incremental Term B Loans be less than 1.00% per annum) plus an applicable margin equal to 1.25% (or 1.00% upon the Net First Lien Leverage Ratio decreasing to 2.55:1 or below) or (y) Adjusted Term SOFR (provided that in no event shall such Adjusted Term SOFR rate with respect to the First Incremental Term B Loans be less than 0.50%) plus an applicable margin equal to 2.25% (or 2.00% upon the Net First Lien Leverage Ratio decreasing to 2.55:1 or below), and

(iv)

require scheduled amortization payments in quarterly amounts equal to 0.25% of the original principal amount of the First Incremental Term B Loans, payable quarterly, with the balance to be paid at maturity on November 30, 2030.

All other terms of the First Incremental Term B Loans and the Credit Agreement will remain substantially the same except as otherwise amended by the Assumption Agreement.

The foregoing description of the Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assumption Agreement, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) as Exhibit 10.1 to the Company’s Current Report on Form 8-K regarding the Assumption Agreement (the “Current Report”), and is incorporated herein by reference. A copy of the Current Report will be available on the SEC’s website at sec.gov and on the SEC Filings page of the Company’s website www.flutter.com/investors/sec-filings.

Enquiries

Company Secretary: Cosec@flutter.com

Investor Relations: Investor.relations@flutter.com

Press: Corporatemedia@flutter.com